SECURITIES EXCHANGE AGREEMENT

SECURITIES EXCHANGE AGREEMENT (“this Agreement”) dated as of December 27, 2013 by and between SWORDFISH FINANCIAL, INC., a Minnesota corporation (“Swordfish”) and the individual whose name appears on the signature page hereof, (the “Shareholder”) of IPOINT TELEVISION LLC., a Texas Limited Liability Corporation (“IPoint”).

W I T N E S S E T H:

WHEREAS, on August 23, 2013, the above named parties entered into a Purchase Agreement, whereby Swordfish agreed to purchase and the Shareholder who owns 90% of the issued and outstanding shares/membership interests of IPoint Stock agreed to sell to Swordfish 90% of the issued and outstanding shares/membership interests of IPoint Stock ;

WHEREAS, the original Purchase Agreement contemplated a closing date of no later than September 23, 2013 which the parties were unable to complete and accordingly the original Purchase Agreement expired by its terms;

WHEREAS, the parties are still desirous of consummating the transaction on the terms and conditions of this new Securities Exchange Agreement, which supersedes and replaces the original Purchase Agreement and all amendments thereto;

WHEREAS, Swordfish proposes to exchange all of the outstanding IPoint Stock in exchange for the issuance of 25,000,000 shares of Swordfish’s Series A Preferred Stock, which has voting rights of 100 shares of Swordfish’s common stock and is convertible into Swordfish’s common stock at the rate of 10 shares of common stock for each share of Series A Preferred Stock, 50,000,000 shares of Swordfish’s common stock. Such total consideration to be referred to as the “Purchase Price”.

WHEREAS, the Board of Directors of Swordfish and IPoint have determined that it is desirable to effect a plan of reorganization meeting the requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended and the parties intend that the issuance of the Swordfish Stock in exchange for the IPoint Stock shall qualify as a “tax free” reorganization as contemplated by the provisions of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE 1

ISSUANCE AND EXCHANGE OF SHARES
1.           Issuance and Exchange.

At Closing to be held in accordance with the provisions of Article 2 below and subject to the terms and agreements set forth herein, Swordfish agrees to issue the Shareholder who agrees, to exchange the newly issued shares of Swordfish Stock. In consideration for the shares of Swordfish Stock to be exchanged, the Shareholder shall deliver to Swordfish stock certificates, or such other legally enforceable document evidencing ownership of IPoint, together with duly executed stock powers to effectuate the transfer.

ARTICLE 2

CLOSING

2.           Closing.

The execution of this Agreement (the Signing”) shall occur at the offices of IPoint, 909 Independence Parkway, Southlake, Texas 76092, on the 28th day of December, 2013, or at such other place and/or on such other time and date as the parties may agree upon (the “Signing Date”). The consummation of the exchange by the Shareholder (the “Closing”) shall occur at the offices of IPoint, 909 Independence Parkway, Southlake, Texas 76092. If the Closing fails to occur by January 15, 2014, or by such later date to which the Closing may be extended as provided hereinabove, this Agreement shall automatically terminate, all parties shall pay their own expenses incurred in connection herewith, and no party hereto shall have any further obligations hereunder; provided, however, that no such termination shall constitute a waiver by any party or parties which is/are not in default of any of its or their respective representations, warranties or covenants if any other party or parties is in default of any of its or their respective representations, warranties or covenants under this Agreement.

At the Closing, as conditions thereto:

2.1           Deliveries by Swordfish.

Swordfish shall deliver, or cause to be delivered to Shareholder:

(a)   As soon after the Closing as is feasibly possible and no later than three business days from the Closing, certificates for the shares of Swordfish Stock being exchanged, in form and substance reasonably satisfactory to the Shareholder and their counsel, and the cash portion of the Purchase Price in negotiable form as directed by the Shareholder; and

(b)  The certificates, resolutions, opinions and resignations specified in Article 6 below;

2.2           Shareholder’s Deliveries.

The Shareholder shall deliver, or cause to be delivered to Swordfish

(a)  As soon after the Closing as is feasibly possible and no later than three business days from the Closing, a stock certificate or such other certificates evidencing the ownership of the Shareholder, of all shares of IPoint Stock, duly endorsed for transfer to Swordfish; and

(b)  The certificates, resolutions and opinions specified in Article 5 below.

ARTICLE 3

REPRESENTATIONS OF SHAREHOLDER

The Shareholder shall represent and warrant to Swordfish (it being acknowledged that Swordfish is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signature set forth on the signature page to this Agreement, constitutes a condition precedent to the obligations of Swordfish hereunder):

3.1           Ownership of Stock. The Shareholder is the lawful owner of the shares of IPoint Stock to be transferred to Swordfish free and clear of all preemptive or similar rights, liens, encumbrances, restrictions and claims of every kind, and the delivery to Swordfish of the IPoint Stock pursuant to the provisions of this Agreement will transfer to Swordfish valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. All of the shares of IPoint Stock to be exchanged herein have been duly authorized and validly issued and are fully paid and nonassessable.

3.2          Authority to Execute and Perform Agreement; No Breach. Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the IPoint Stock and to perform fully their obligations hereunder. This Agreement has been duly executed and delivered by the Shareholder and, assuming due execution and delivery by, and enforceability against Swordfish, constitutes the valid and binding obligation of the Shareholder enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by the Shareholder or in connection with the execution and delivery by the Shareholder of this Agreement and consummation and performance by them of the transactions contemplated hereby.

The execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by each Shareholder will not:

(a)  violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which the Shareholder is a party or by or to which any of the properties and assets of the Shareholder may be bound or subject;

(b)  violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which a Shareholder or the securities, assets, properties or business of any of them is bound; or

(c)  violate any statute, law or regulation.

3.3          Securities Matters.

(a)          The Shareholder have been advised that the Swordfish Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities act in reliance on exemptions therefrom.

(b)  The Swordfish Shares are being acquired solely for the Shareholder’s own  account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, the Shareholder have no present plans to enter into any such contract, undertaking, agreement or arrangement and each Shareholder further understands that the Swordfish Shares, may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption;

(c)  The Shareholder acknowledges, in connection with the exchange of the Swordfish Shares, that no representation has been made by representatives of Swordfish regarding its business, assets or prospects other than that set forth herein and that each is relying upon the information set forth in the filings made by Swordfish pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and such other representations and warranties as set forth in this Agreement.

(d)  The Shareholder acknowledges that he is either an “accredited investor”  with the meaning of Regulation D under the Securities Act or they have sufficient knowledge and experience in financial matters to be capable of evaluating the merits and risks of exchanging their IPoint Shares for Swordfish Shares and they are able to bear the economic risk of the transactions contemplated hereby.

(e)  The Shareholder agrees that the certificate or certificates representing the Swordfish Shares will be inscribed with substantially the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF SWORDFISH’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

ARTICLE 4

REPRESENTATIONS OF SHAREHOLDER’S REGARDING IPOINT

The Shareholder (as indicated on the signature page hereof) hereby representS and warrants to Swordfish as follows:

4.1   Existence and Good Standing.IPoint is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Texas. IPoint has the power to own or lease its properties and assets and to carry on its business as now being conducted. IPoint is duly qualified to do business and is in good standing in the jurisdictions set forth on Schedule 4.1, which are the only jurisdictions in which the character or location of the properties owned or leased by IPoint or the nature of the business conducted by IPoint makes such qualification necessary.

4.2   Capital Stock. IPoint has an authorized capitalization consisting of 100,000,000 membership interests, of which 100,000,000 are issued and outstanding and 0 membership interests are held in IPoint’s treasury. All such membership interests have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth as Schedule 4.2 attached hereto, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements, commitments or arrangements of any character providing for the purchase, subscription, issuance or sale of any shares/membership interests of IPoint, other than the exchange of the IPoint Shares as contemplated by this Agreement.

4.3   Financial Statements and No Material Changes. Annexed hereto as Schedule 4.3 are the audited balance sheets of IPoint; (the “Financial Statements”).

The Financial Statements were carefully prepared from the books and records of IPoint, and contain the footnotes which would be required in audited financial statements, present fairly the financial position, assets and liabilities of IPoint and the results of its operations, for the respective periods indicated and reflect all necessary accruals, all in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis. The Financial Statements contain all adjustments (consisting of only normal recurring accruals) required to be made by GAAP, subject to normal year-end adjustments.

Since the date of the Financial Statements, there has been (a) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects of IPoint, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (b) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of IPoint and to the best knowledge, information and belief of IPoint, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

4.4           Books and Records. The minute books of IPoint, all the contents of which have been previously made available to Swordfish and their representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders, members, Board of Directors and managing members of IPoint. Except as set forth on Schedule 4.4 attached hereto, IPoint does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of IPoint.

4.5           Title to Properties; Encumbrances.

(a)  Except as set forth on Schedule 4.5 attached hereto, IPoint has good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets related to the website entitled “Spiritof thebrand.comand all other assets reflected in the balance sheet included as part of the Financial Statements, except as indicated in the Schedules hereto; and (b) all of the properties and assets purchased by IPoint since the date of the Financial Statements all of which purchases as of a date not more than two days prior to the date of this Agreement, have been set forth on Schedule 4.5 attached hereto; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the balance sheet, included as part of the Financial Statements; (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by IPoint in the operation of its business; (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent; and (iv) liens described on Schedule 4.5 attached hereto (liens of the type described in clause (i), (ii) and (iii) above are hereinafter sometimes referred to as “Permitted Liens”).

(b)  The rights, properties and other assets presently owned, leased or licensed, by IPoint reflected on the balance sheet included in the Financial Statements or acquired since the date of the Financial Statement include all rights, properties and other assets necessary to permit IPoint to conduct its business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by IPoint are in satisfactory condition and repair, other than ordinary wear and tear.

No structure or improvement on the real property leased by IPoint, whether now existing or intended to be constructed pursuant to existing plans and specifications, violates, or if completed would violate, any applicable zoning or building regulations or ordinances or similar federal, state or municipal law.

4.6    Leases. Schedule 4.6 attached hereto, contains an accurate and complete list and description of the terms of all leases to which either IPoint or any of its subsidiaries is a party (as lessee or lessor). Each lease set forth on Schedule 4.6 (or required to be set forth on Schedule 4.6) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Neither IPoint nor any of its subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of IPoint, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by IPoint or any of its subsidiaries is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

4.7    Material Contracts. To the best knowledge of the Shareholder after due inquiry and except as set forth on Schedule 4.7 attached hereto, neither IPoint nor its subsidiaries have, nor is bound by:

(a)  any agreement, contract or commitment relating to the employment of any  person by IPoint or its subsidiaries, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

(b)  any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c)  any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a “Person”) or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)  any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)  any management service, consulting or any other similar type contract;

(f)  any agreement, contract or commitment limiting the freedom of IPoint or any subsidiary to engage in any line of business or to compete with any Person;

(g)  any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)  any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of IPoint or any subsidiary; or

(i)  any agreement, contract or commitment not reflected in the Financial Statements under which IPoint or any subsidiary is obligated to make cash payments of, or deliver products or render services with a value greater than $100,000 individually or $300,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $100,000 individually or $300,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of IPoint.

Each contract or agreement set forth on Schedule 4.7 (or not required to be set forth on Schedule 4.7) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Neither IPoint or any subsidiary has violated any of the terms or conditions of any contract or agreement set forth on Schedule 4.7 (or not required to be set forth on Schedule 4.7) in any material respect, and, to the best knowledge, information and belief of IPoint, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 4.7, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

 4.8    Restrictive Documents. To the best knowledge of the Shareholder after due inquiry other than as set forth on Schedule 4.8 attached hereto, neither IPoint or any subsidiary, nor the Shareholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could materially adversely affect the business practices, operations or condition of IPoint or any of its assets or property (“IPoint’s Property”, which for the purposes of this Agreement includes the assets and property of all of IPoint’s subsidiaries), or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Shareholder with the terms, conditions and provisions hereof or the continued operation of “IPoint’s Business” after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of IPoint to conduct business in any area.

4.9    Litigation. To the best knowledge of the Shareholder after due inquiry and except as set forth on Schedule 4.9 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Shareholder any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of IPoint or any subsidiary, threatened, against or affecting IPoint or any subsidiary, or any of their respective properties or rights, or against the Shareholder, or any officer, director or employee of the Shareholder other than such items which are insignificant and immaterial and which do not adversely affect (i) the right or ability of IPoint’s Business to carry on business as now conducted; (ii) the condition, whether financial or otherwise, or properties of IPoint; or (iii) the consummation of the transactions contemplated hereby and the Shareholder do not know of any valid basis for any such action, proceeding or investigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which either the Shareholder or IPoint, or any officer, director or employee of IPoint, or the securities, assets, properties or business of any of them is bound, other than any such items which are insignificant and immaterial and which do not and will not adversely affect (i) the right of IPoint to carry on its business as now conducted and as proposed to be conducted by Swordfish after the consummation of the transactions contemplated by this Agreement; (ii) the condition, whether financial or otherwise, or properties of IPoint; or (iii) the consummation of the transactions contemplated hereby.

4.10 Taxes. To the best knowledge of the Shareholder after due inquiry and except as set forth on Schedule 4.10, IPoint and each of its subsidiaries has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, IPoint. Such returns and reports reflect accurately all liability for taxes of

IPoint for the periods covered thereby. Except as set forth on Schedule 4.10, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, IPoint and each of its subsidiaries, have been fully paid and fully provided for in the books and financial statements of IPoint. No examination of any tax return of IPoint or of its subsidiaries, is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of IPoint. Schedule 4.10 attached hereto lists all tax sharing contracts, agreements or arrangements to which IPoint is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to IPoint.

4.11  Liabilities. To the best knowledge of the Shareholder after due inquiry and except as set forth on Schedule 4.11, IPoint on a consolidated basis has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistently with past practice, other than liabilities incurred subsequent to the Financial Statement date in the ordinary course of business not exceeding $100,000 individually or $300,000 in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. IPoint is not in default in respect of the terms or conditions of any indebtedness.

4.12  Insurance. To the best knowledge of the Shareholder after due inquiry set forth on Schedule 4.12, attached hereto, is a brief description of insurance policies (specifying the insurer, the policy number or coverage note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed the applicable policy limits, setting forth the aggregate amount paid out by the insurer under each policy from December 31, 2012, through the date hereof and the aggregate limit, if any, of the insurer’s liability thereunder) which IPoint and any of its subsidiaries maintain with respect to its business, properties or employees. Such policies are valid, binding and enforceable in accordance with their terms and are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which IPoint and any of its subsidiaries and their respective property and assets are normally exposed in the operation of their businesses. Neither IPoint nor any of its subsidiaries is in default with respect to any material provision in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, and neither IPoint nor any of its subsidiaries has received any notice of cancellation or non-renewal with respect to any such policy or binder. Except for claims set forth on Schedule 4.12, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability.

4.13   Intellectual Properties. To the best knowledge of the Shareholder after due inquiry the operation of the business of IPoint or any of its subsidiaries requires no rights under Intellectual Property (as hereinafter defined) other than rights under Intellectual Property listed on Schedule 4.13 attached hereto, and rights granted to IPoint or any of its subsidiaries pursuant to agreements listed on Schedule 4.13. Within the three year period immediately prior to the date of this Agreement, neither the business of IPoint or any of its subsidiaries made use of Intellectual Property rights other than rights under Intellectual Property listed on Schedule 4.13 and rights granted to IPoint or any of its subsidiaries pursuant to agreements listed on Schedule 4.13. Except as otherwise set forth on Schedule 4.13, either IPoint or any of its subsidiaries owns all right, title and interest in the Intellectual Property listed on Schedule 4.13 including, without limitation, exclusive rights to use and license the same. Each item of Intellectual Property listed on Schedule 4.13 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on Schedule 4.13, no claim adverse to the interests of IPoint or any of its subsidiaries in the Intellectual Property or agreements listed on Schedule 4.13 has been made in litigation. To the best knowledge, information and belief of the Shareholder, no such claim has been threatened or asserted, no basis exists for any such claim, and no Person has infringed or otherwise violated the rights of IPoint or any of its subsidiaries in any of the Intellectual Property or agreements listed on Schedule 4.13. Except as set forth on Schedule 4.13, no litigation is pending wherein IPoint or any of its subsidiaries is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of the Shareholder, no such claim has been asserted or threatened against IPoint or any of its subsidiaries, nor are there any facts that would give rise to such a claim. For purposes of this Section 4.13, “Intellectual Property” means domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, trade names, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information. The Shareholder will transfer any Intellectual Property owned by them and used in IPoint or any of its subsidiaries’ business to Swordfish.

4.14   Compliance with Laws. Neither IPoint nor any of its subsidiaries, nor to the best knowledge of IPoint, the Shareholder, any officer, director or employee of IPoint or any of its subsidiaries is in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of IPoint or any of its subsidiaries or their respective properties or assets. Neither the Shareholders, IPoint nor any of its subsidiaries, nor to the knowledge of IPoint, any officer, director or employee of either IPoint or any of its subsidiaries is in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act)

other than insignificant or immaterial violations which do not and will not adversely affect (i) IPoint’s Business or Property; (ii) the business proposed to be conducted by Swordfish after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority (“Permits”) that is material to the conduct of IPoint’s Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of the Shareholder or IPoint, threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on IPoint’s Business or Property or the business to be conducted by Swordfish after the consummation of the transactions contemplated by this Agreement. Schedule 4.14 contains a list of all Permits. Except as set forth on Schedule 4.14, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

4.15 Interests in Clients, Suppliers, Etc. At closing and in accordance with the respective employment agreements, except as set forth on Schedule 4.15 attached hereto, as of the date of closing no officer or director of IPoint or any of its subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of IPoint. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.15.

4.16 Powers of Attorney and Compensation of Employees. Set forth on Schedule 4.16 attached hereto is an accurate and complete list showing (a) the names of all persons, if any, holding powers of attorney from IPoint or any of its subsidiaries and a summary statement of the terms thereof; and (b) the names and current salaries, including bonus and fringe benefits of all officers and of all persons whose compensation from IPoint or any of its subsidiaries for the calendar year to date ended on the Financial Statement date exceeded an annualized rate of $100,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

4.17 No Changes Since Financial Statement Date. To the best knowledge of the Shareholder after due inquiry since the Financial Statement date, IPoint has not on a consolidated basis:

(a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities and obligations in the ordinary course of business and consistent with past practice, resulting in an increase for the liabilities shown on the Financial Statement of more than $200,000 in the aggregate;

(b)  permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens);

(c)  sold, transferred or otherwise disposed of any assets except inventory sold in the ordinary course of business and consistent with past practice;

(d)  made any single capital expenditure or commitment therefor, in excess of $200,000 or made aggregate capital expenditures and commitments therefor in excess of $500,000;

(e)  except as set forth on Schedule 4.17(e), declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

(f)  except as set forth on Schedule 4.17(f), made any bonus or profit sharing distribution or payment of any kind;

(g)  increased its indebtedness for borrowed money, or made any loan to any Person;

(h)  written off as uncollectible any notes or accounts receivable, except immaterial write-downs or write-offs in the ordinary course of business and consistent with past practice which do not exceed $250,000 in the aggregate charged to applicable reserves, and none of which individually or in the aggregate is material to IPoint on a consolidated basis;

(i)  granted any increase in the rate of wages, salaries, bonuses or other remuneration or benefits of any executive employee or other employees or consultants, and no such increase is customary on a periodic basis or required by agreement or understanding except as set forth on Schedule 4.17;

(j)  canceled or waived any claims or rights of substantial value;

(k)  made any change in any method of accounting or auditing practice;

(l)  otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business and consistent with past practices;

(m)  paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected and reserved against in IPoint’s Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Financial Statement date;

(n)  paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible to, or entered into any agreement or arrangement of any kind with, any of its officers, directors or shareholders or any affiliate or associate of its officers, directors or shareholders, except compensation to officers at rates not exceeding the rate of compensation in effect as of the Financial Statement date;

(o)  suffered any material adverse changes in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business operations or prospects; or

(p)  agreed, whether or not in writing, to do any of the foregoing.

4.18  Certain Business Practices. To the best knowledge of the Shareholder after due inquiry no officer, director, shareholder, employee, agent or other representative of IPoint or any of its subsidiaries, or any person acting on behalf of IPoint, has directly or indirectly, within the past two years, given or agreed to give any illegal, unethical or improper gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder IPoint or any of its subsidiaries in connection with an actual or proposed transaction.

4.19  Subsidiaries. Except as set forth on Schedule 4.19, IPoint has no subsidiaries or interest in any corporation, partnership, joint venture or other entity.

4.20  Disclosure. To the best of the Shareholder’s knowledge and belief, neither this Agreement, nor the Financial Statements referred to in Section 4.3 hereof, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Shareholder or by or on behalf of any of IPoint’s directors or officers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Shareholder or IPoint which could materially and adversely affect the business, prospects or financial condition of IPoint or any of its subsidiaries or their respective properties or assets, which has not been set forth in this Agreement, the Financial Statements referred to in Section 4.3 hereof (including the footnotes thereto), any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Shareholder or by or on behalf of any of IPoint’s directors or officers in connection with the transactions contemplated by this Agreement.

4.21 Broker’s or Finder’s Fees. Except for the persons/entities listed on Schedule 4.21, no agent, broker, person or firm acting on behalf of the Shareholder or IPoint is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

4.22 Copies of Documents. The Shareholder have caused to be made available for inspection and copying by Swordfish and its advisers, true, complete and correct copies of all documents referred to in this Article 4 or in any Schedule attached hereto.

ARTICLE 5

REPRESENTATIONS OF SWORDFISH

SWORDFISH represents, warrants and agrees as follows:

5.1 Organization and Corporate Power. Swordfish is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure to be so qualified would have a materially adverse effect upon Swordfish. Swordfish has all requisite corporate power and authority to conduct its business as now being conducted and to own and lease the properties which it now owns and leases. Swordfish’s Articles of Incorporation as amended to date, certified by the Secretary of State for the State of Delaware, and the Bylaws of Swordfish as amended to date, certified by the President and the Secretary of Swordfish, which have been delivered to the Shareholder prior to the execution hereof, are true and complete copies thereof as in effect as of the date hereof.

 5.2  Authorization. Swordfish has full power, legal capacity and authority toenter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, and to exchange the Swordfish Shares with the Shareholder, and to perform all of its obligations hereunder. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action, corporate or otherwise, on the part of Swordfish, which authorizations remain in full force and effect, have been duly executed and delivered by Swordfish, and no other corporate proceedings on the part of Swordfish are required to authorize this Agreement and the transactions contemplated hereby, except as specifically set forth herein. This Agreement constitutes the legal, valid and binding obligation of Swordfish and is enforceable with respect to Swordfish in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcements of creditors’ rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the consummation by Swordfish of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a breach or, violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which Swordfish is a party or by which Swordfish or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or properties of Milennium. No authorization, consent or approval of any public body of authority or any third party is necessary for the consummation by Swordfish of the transactions contemplated by this Agreement.

5.3  Capitalization.The authorized capital stock of Swordfish consists of 1,000,000,000 shares of Common Stock, $.0001 par value, and 50,000,000 shares of Preferred Stock, $.0001 par value. As of the date of Signing, there will be 693,245,241 shares of Swordfish’s Common Stock issued and outstanding. Except as contemplated by this Agreement no shares of Preferred Stock are now or will, at the time of closing be issued and outstanding. All of the outstanding shares of Swordfish Common Stock have been, and all of Swordfish’s Common Stock to be issued and sold to each Shareholder pursuant to this Agreement, when issued and delivered as provided herein will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Except as set forth on Schedule 5.3 there are no options, warrants, convertible debt instruments, rights, agreements or commitments of any character obligating Swordfish contingently or otherwise to issue any shares or to register any shares of its capital stock under any applicable federal or state securities laws.

5.4           Financial Statements.

(a)  To management’s knowledge and belief, Swordfish’s financial statements contained in its Form 10-K filing for the fiscal year ended December 31, 2012, (“Swordfish’s Financial Statements”) are complete in material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. To management’s knowledge and belief, Swordfish’s Financial Statements accurately set out and describe the financial condition and operating results of Swordfish as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. Except as set forth in Swordfish’s Financial Statements and to management’s knowledge and belief, Swordfish has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2012 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in Swordfish’s Financial Statements. Swordfish maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

(b)  To management’s knowledge and belief, except as set forth in Schedule 5.4, since December 31, 2012 there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Swordfish whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (ii) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Swordfish and to the best knowledge, information and belief of Swordfish, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

5.5   Subsidiaries. Swordfish has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever except as set forth in Schedule 5.5.

5.6. Absence of Undisclosed Liabilities. To management’s knowledge and belief, except as and to the extent reflected or reserved against in the most recent balance sheet included in the Swordfish’s Financial Statements, Swordfish has no liability(s) or obligation(s) (whether accrued, to become due, contingent or otherwise) which individually or in the aggregate could have a materially adverse effect on the business, assets, properties, condition (financial or otherwise) or prospects of Swordfish. Except as disclosed on Schedule 5.6 hereto, there are no material changes in the business of Swordfish.

5.7  No Pending Material Litigation or Proceedings. There are no actions, suits or proceedings pending or, to the best of Swordfish’s knowledge, threatened against or affecting Swordfish (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors of Swordfish in connection with the business, operations or affairs of Swordfish, which might result in any adverse change in the business, properties or assets, or in the condition (financial or otherwise) of Swordfish, or which might prevent the sale of the transactions contemplated by this Agreement. Swordfish is not subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and has not made an assignment for the benefit of creditors.

5.8  Disclosure. Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to the Shareholders by Swordfish in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

5.9  Tax Returns and Payments. To management’s knowledge and belief, all tax returns and reports, including, without limitation, all foreign returns and reports, of Swordfish required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges heretofore levied upon any properties, assets, income or franchises of Swordfish which are due and payable have been paid, except as otherwise reflected in the Financial Statements. No extension of time for the assessment of deficiencies in any federal or state tax has been requested of or granted by Swordfish.

5.10 Compliance with Law and Government Regulations. To management’s knowledge and belief, Swordfish is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America, any state, county, municipality or agency of any thereof, and any foreign country or government to which Swordfish is subject. Without limiting the generality of the foregoing, Swordfish has filed all reports and statements required to be filed pursuant to the Securities Act of 1933 (the “1933 Act”) and Securities Exchange Act of 1934 (the “1934 Act”) including all periodic reports required under the Section 13 or 15 of the 1934 Act and Form SR reports under Rule 463 of the 1933 Act. Each of such reports was complete, did not contain any material misstatement of or omit to state any material fact.

5.11  Books and Records. The minute books of Swordfish, all the contents of which have been previously made available to IPoint and their representatives, to management’s knowledge and belief, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of Swordfish. Except as set forth on Schedule 5.11 attached hereto, Swordfish does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Swordfish.

5.12  Material Contracts. To management’s knowledge and belief, except as set forth on Schedule 5.12 attached hereto, neither Swordfish, nor its subsidiaries, have or is bound by:

(a)  any agreement, contract or commitment relating to the employment of any person by Swordfish or its subsidiaries, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

(b)  any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c)  any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a “Person”) or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)  any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)  any management service, consulting or any other similar type contract;

(f)  any agreement, contract or commitment limiting the freedom of Swordfish or any subsidiary to engage in any line of business or to compete with any Person;

(g)  any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)  any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of Swordfish or any subsidiary; or

(i)  any agreement, contract or commitment not reflected in the Financial Statement under which Swordfish or any subsidiary is obligated to make cash payments of, or deliver products or render services with a value greater than $100,000 individually or $300,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $100,000 individually or $300,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of Swordfish.

Each contract or agreement set forth on Schedule 5.12 (or not required to be set forth on Schedule 5.12) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. To management’s knowledge and belief, Swordfish has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 5.12 (or not required to be set forth on Schedule 5.12) in any material respect, and, to the knowledge and belief of Swordfish, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 5.12, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

5.13 Taxes. To management’s knowledge and belief, except as set forth on Schedule 5.13, Swordfish has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, Swordfish. Such returns and reports reflect accurately all liability for taxes of Swordfish for the periods covered thereby. Except as set forth on Schedule 5.13, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, Swordfish have been fully paid and fully provided for in the books and financial statements of Swordfish. No examination of any tax return of Swordfish is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Swordfish. Schedule 5.13 attached hereto lists all tax sharing contracts, agreements or arrangements to which Swordfish is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to Swordfish.

5.14 Liabilities. Except as set forth on Schedule 5.14 and to management’s knowledge and belief, Swordfish has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistently with past practice, other than liabilities incurred subsequent to the Financial Statement date in the ordinary course of business not exceeding $100,000 individually or $300,000 in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. Swordfish is not in default in respect of the terms or conditions of any indebtedness.

5.15 Compliance with Laws. Swordfish is not, nor to the knowledge of Swordfish, any officer, director or employee of Swordfish, in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of Swordfish or its properties or assets. Swordfish is not, nor to the knowledge of Swordfish, any officer, director or employee of Swordfish, in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) Swordfish’s Business or Property; (ii) the business proposed to be conducted by IPoint after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority (“Permits”) that is material to the conduct of Swordfish’s Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of Swordfish, threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on Swordfish’s Business or Property or the business to be conducted by Swordfish after the consummation of the transactions contemplated by this Agreement. Schedule 5.15 contains a list of all Permits. Except as set forth on Schedule 5.15, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

5.16 Employment Relations. Swordfish is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice.

5.17 Employee Benefit Plans. Swordfish has no employee welfare benefit plan (an “Employee Welfare Plan”), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no employee pension benefit plan, as defined in Section 3(2) of ERISA (an “Employee Pension Plan”).

5.18 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Swordfish is, or will be, entitled to any commission or broker’s or finder’s fees from IPoint or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

ARTICLE 6

CONDITIONS TO SWORDFISH’S OBLIGATIONS

The exchange of the IPoint Shares by Swordfish on the Closing Date is conditioned upon satisfaction, on or prior to such date, of the following conditions:

6.1  Good Standing and Other Certificates. IPoint and each of its subsidiaries, as the case may be, shall have delivered to Swordfish:

(a)  copies of certificates of incorporation, all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

(b)  a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that IPoint and each of its subsidiaries are in good standing or subsisting in such jurisdiction and listing all charter documents including all amendments thereto, on file;

(c)  a copy of the Bylaws and/or membership agreements and operating agreements a each of IPoint and each of its subsidiaries, certified by the respective Secretary of each entity as being true and correct and in effect on the Closing Date.

(d)  a resolution of IPoint’s Board of Directors certified by their respective Secretary approving the transactions contemplated hereby and authorizing the President and Secretary of each entity to execute this Agreement and all documents necessary to consummate the sale of the Shares.

6.2  Officer Certificate. IPoint shall deliver a certificate of its President and/or

Managing Member stating the following:

(a)  Certain Agreements. Except as listed on Schedule 4.7 hereto there are no management or consulting agreements with any third parties to provide these services to IPoint or any of its subsidiaries.

(b)             No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of IPoint or any of its subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

(c)             Truth of Representations and Warranties. The representations and warranties of IPoint contained in this Agreement or in any Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(d)             Performance of Agreements. All of the agreements of each of IPoint or any of its subsidiaries to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

(e)             No Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

6.3           Chief Financial Officer’s Letter. Swordfish shall have received a letter, dated the Closing Date, from IPoint’s Chief Financial Officer, in form and substance satisfactory to them, to the effect set forth in Exhibit 2 attached hereto.

6.4           Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

6.5           Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Swordfish and their counsel, and Swordfish shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

6.6           Audited Financial Statements. The completion and delivery of IPoint’s consolidated financial statements together with an unqualified auditors report (except as to going concern).

6.7   Closing. The transactions contemplated by this Agreement shall have been consummated by January 15, 2014.

6.8   Employment Agreements. IPoint shall have entered into employment agreements with Clark Ortiz in the form annexed hereto as Exhibits 6.8A.

6.9   Outstanding indebtedness of IPoint at Closing. The total amount of outstanding debt of IPoint at Closing exclusive of the debt due Swordfish shall not exceed $3,000,000.

ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF
THE SHAREHOLDER AND IPOINT

The obligations of the Shareholder and IPoint on the Closing Date are conditioned upon satisfaction, on or prior to such date, of the following conditions:

7.1     Good Standing Certificates. Swordfish shall have delivered to the Shareholder:

(a)  copies of the Articles of Incorporation of Swordfish, including all amendments thereto, certified by the Secretary of State of the State of Minnesota; and

(b)  certificates from the Secretary of State of the State of Minnesota to the effect that Swordfish is in good standing in such State and listing all charter documents, including all amendments thereto, of Swordfish on file.

7.2    Truth of Representations and Warranties. The representations andwarranties of Swordfish contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Swordfish shall have delivered to IPoint a certificate, dated the Closing Date, to such effect.

7.3   Governmental Approvals. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

 7.4    Performance of Agreements. All of the agreements of Swordfish to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and Swordfish shall have delivered to IPoint a certificate, dated the Closing Date, to such effect.

7.5    Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to IPoint and its counsel, and IPoint shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

7.6   Closing. The transactions contemplated by this Agreement shall have been consummated by January 15, 2014.

7.7   Approval of a Majority of the Members. This Agreement and the transactions contemplated herein shall be approved by at least a majority of the Members IPoint.

7.8   Schedules. At or before Closing, IPoint shall have delivered to Swordfish all Schedules and Exhibits described herein.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS; INDEMNITY; SET-OFF

8.1  Survival of Covenants and Agreements. The respective representations, warranties, covenants and agreements of the Shareholder, IPoint and Swordfish contained in this Agreement, or any Schedule attached hereto or any agreement or document delivered pursuant to this Agreement shall survive for a period of one year from the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties and agreements made with regard to taxes and ERISA matters shall survive until the applicable statutes of limitations have expired; and provided further, however, that with respect to any covenant, term or provision to be performed hereunder or in any of the Schedules hereto or any documents or agreements delivered hereunder, the right of indemnification under this Article 8 shall survive until such covenant, term or provision has been fully paid, performed or discharged.

8.2          Indemnification.

(a)  IPoint agrees to indemnify and hold Swordfish and their officers, directors, shareholders, employees, affiliates and agents harmless from damages, losses, liabilities, assessments, judgments, costs or expenses (including, without limitation, penalties, interest and reasonable counsel fees and expenses), (each a “Claim”), in excess of $100,000 in the aggregate, as a result of or arising out of the breach of any representation or warranty made by the Shareholders and/or IPoint or the failure of any representation or warranty made by Shareholders and/or IPoint in this Agreement or in any Schedule attached hereto or any document or agreement delivered hereunder to be true and correct in all respects as of the date of this Agreement and as of the Closing Date or the nonperformance by The Shareholders and/or IPoint of any covenant, term or provision to be performed by it hereunder or in any of the documents or agreements delivered hereunder which may be imposed or sought to be imposed on Swordfish or IPoint.

(b)  IPoint’s right to indemnification as provided in this Section 8.2 shall not be eliminated, reduced or modified in any way as a result of the fact that (i) Swordfish has notice of a breach or inaccuracy of any representation, warranty or covenant contained herein; (ii) IPoint has been provided with access, as requested by Swordfish, to officers and employees of IPoint or any of its subsidiaries and such of IPoint’s books, documents, contracts and records as has been provided to Swordfish in response to Swordfish’s requests.

8.3          Conditions of Indemnification.

(a)  A party entitled to indemnification hereunder (the “Indemnified Party”) shall notify the party or parties liable for such indemnification (the “Indemnified Party”) in writing of any Claim or potential liability for Taxes (“Tax Claim”) which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice shall be given within a reasonable (taking into account the nature of the Claim or Tax Claim) period of time after the Indemnified Party has actual knowledge thereof. The Indemnifying Party shall satisfy its obligations under this Article 8 within forty days after receipt of subsequent written notice from the Indemnified Party if an amount is specified therein, or promptly following receipt of subsequent written notice or notices specifying the amount of such Claim or Tax Claim additions thereto; provided, however, that for so long as the

Indemnifying Party is in good faith defending a Claim or Tax Claim pursuant to Section 8.3(b) hereof, its obligation to indemnify the Indemnified Party with respect thereto shall be suspended (other than with respect to any costs, expenses or other liabilities incurred by the Indemnified Party prior to the assumption of the defense by the Indemnifying Party). Failure to provide a notice of Claim or Tax Claim within the time period referred to above shall not constitute a defense to a Claim or Tax Claim or release the Indemnifying Party from any obligation hereunder to the extent that such failure does not prejudice the position of the Indemnifying Party.

(b)   If the facts giving rise to any such indemnification involve any actual, threatened or possible Claim or demand or Tax Claim by any person not a party to this Agreement against the Indemnified Party, the Indemnifying Party shall be entitled to contest or defend such Claim or demand Tax Claim at its expense and through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, such right to contest or defend shall only apply if the Indemnifying Party gave written notice of its intention to assume the contest and defense of such Claim or demand Tax Claim to the Indemnified Party as soon as practicable, but in no event more than thirty days after receipt of the notice of Claims or Tax Claim, and provided the Indemnified Party with appropriate assurances as to the creditworthiness of the Indemnifying Party, and that the Indemnifying Party will be in a position to pay all fees, expenses and judgments that might arise out of such Claim or demand Tax Claim. The Indemnified Party shall have the obligation to cooperate in the defense of any such Claim or demand Tax Claim and the right, at its own expense, to participate in the defense of any Claim or Tax Claim. So long as the Indemnifying Party is defending in good faith any such Claim or demand Tax Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim or demand Tax Claim. The Indemnifying Party shall have the right to settle or compromise any such Claim or demand Tax Claim without the consent of the Indemnified Party at any time utilizing its own funds to do so if in connection with such settlement or compromise the Indemnified Party is fully released by the third party and is paid in full any indemnification amounts due hereunder. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party Claim or demand Tax Claim and shall otherwise cooperate, at the expense of the Indemnifying Party, in the defense thereof in such manner as the Indemnifying Party may reasonably request. Whether or not the Indemnifying Party elects to defend such Claim or demand Tax Claim, the Indemnified Party shall have no obligation to do so.

ARTICLE 9

MISCELLANEOUS

9.1   Knowledge of the Shareholder, IPoint or Swordfish. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Shareholder, IPoint or Swordfish, as the case may be, confirm that they have made reasonable due and diligent inquiry as to the matters that are the subject of such representations and warranties.

9.2   Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.3   Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Texas applicable to agreements executed and to be performed solely within such State without regard to conflicts of laws.

9.4   Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Texas, or in the United States District Court for the Dallas, Texas area, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

9.5   Captions. The Article and Section captions used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

9.6   Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of Swordfish and IPoint to the contents and the manner of presentation and publication thereof. The parties hereto agree that the execution of this Agreement requires the release of information to the financial press concerning this acquisition and accordingly agree to promptly issue a press release mutually acceptable to IPoint and Swordfish and to file a Form 8-K report with the Securities and Exchange Commission containing this agreement and all exhibits and schedules hereto.

9.7  Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputable overnight carrier, four business days if delivered by registered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

If to Swordfish:

Swordfish Financial, Inc.
1400 W. Northwest Highway
Grapevine, Texas 76051

If to IPoint:

IPoint Television, LLC
909 Independence Parkway
Southlake, Texas 76092

9.8   Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

9.9  Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

9.10  Entire Agreement. This Agreement, including the Schedules hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Swordfish, the Shareholder and IPoint.

9.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

9.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereof.

9.14 Cooperation After Closing. From and after the Closing Date, each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of Swordfish, the Shareholders and IPoint have executed this Agreement, all as of the day and year first above written.

Swordfish Financial, Inc.

By: K. Bryce Toussaint
K. Bryce Toussaint Chief Financial Officer

IPoint Television, LLC

By: Clark Ortiz
Clark Ortiz
Managing Member

THE SHAREHOLDER:	No. of Shares of IPoint

Clark Ortiz	90,000,000